Item 77C - Exhibit 2

PROXY RESULTS

SPECIAL JOINT MEETING OF SHAREHOLDERS

DECEMBER 28, 2009

A Special Joint Meeting of Shareholders (the “Meeting”) of Dreyfus Municipal Money Market Fund, Inc. (the “Fund”) was held on December 28, 2009. Out of a total of 920,271,962.357 of the Fund’s shares (“Shares”) of common stock outstanding and entitled to vote at the Meeting, a total of 451,441,176.370, which is 49.055% of the outstanding shares, of the Fund’s shares were represented at the Meeting, in person or by proxy. Shareholders voted on the approval of changes to the Fund’s fundamental policies and investment restrictions. The voting results were as follows:

1.             To approve amending the Fund’s policy regarding borrowing:

                                  _______________________________________________________

                                             No. of               % of Outstanding      % of Shares

                                            Shares                        Shares                  Voted

                                  ______________________________________________________

Affirmative              401,921,843.490              43.674%                89.031%

Against                       33,688,783.870                 3.661%                 7.462%

Abstain                       15,830,549.010                 1.720%                 3.507%

TOTAL                      451,441,176.370             49.055%      100.00%

2.             To approve amending the Fund’s policy regarding lending:

                                _______________________________________________________

                                             No. of               % of Outstanding        % of Shares

                                            Shares                         Shares                     Voted

                                  _______________________________________________________

Affirmative                399,263,252.940            43.385%                88.442%

Against                         35,874,968.210              3.899%                  7.947%

Abstain                         16,302,955.220              1.771%                  3.611%

TOTAL                       451,441,176.370            49.055%                100.00%

3.    To permit investment in other investment companies.

                                           No. of               % of Outstanding        % of Shares

                                            Shares                         Shares                    Voted

                                  _______________________________________________________

Affirmative               388,123,651.400              42.175%   85.974%

Against                        46,201,992.020                  5.020%                  10.235%

Abstain                        17,115,532.950                  1.860%                  3.791%

TOTAL                       451,441,176.370              49.055%                  100.00%

               Because the requisite number of votes had not been received as of December 28, 2009, the Meeting was adjourned until January 4, 2010.